RESTRUCTURING AGREEMENT

This Restructuring Agreement (this “Agreement”) is entered into as of November 12, 2012, by and among Flex Power Generation, Inc., a Delaware corporation (the “Company”), RNS Flex, LLC, a Delaware limited liability company (“RNS”), SAIL Venture Partners II, L.P., a Delaware limited partnership (“SAIL” or “New Investor”), Louisiana Sustainability Fund, a Louisiana limited partnership (“LSF”), Jay W. Decker (“Decker”), Energy Special Situations Fund II, L.P., a Delaware limited partnership (“ESSF”), ESS Participation Fund II, L.P., a Delaware limited partnership (“EPF”), and Mark McComiskey. RNS, SAIL, LSF, Decker, ESSF, EPF and McComiskey are collectively referred to herein as the “Existing Investors.” Capitalized terms used herein and not otherwise defined shall have the respective meaning ascribed thereto in Article I.

RECITALS

A.           The Existing Investors received their direct ownership in the Company pursuant to either (i) an issuance of Shares by the Company on November 12, 2012, or (ii) a spin-off of shares in the Company from FlexEnergy, Inc. on November 12, 2012.

B.           The Company requires an infusion of new capital in order to pay or cover its obligations and operating costs until revenues are such that the Company is cash flow positive and able to execute on its business plan.

C.           SAIL is willing to provide new capital to the Company, provided that the Existing Investors agree to restructure their equity (other than Common Stock) positions in the Company.

D.           The Existing Investors are willing to restructure their positions on the terms and conditions set forth in this Agreement provided that SAIL provides new capital to the Company as set forth in this Agreement.

NOW, THEREFORE, in consideration of the parties’ mutual covenants and agreements set forth herein, and for other good, valuable and adequate consideration received, the Parties agree as follows:

Article I.
DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means any Person that directly or indirectly, through one or more Persons, controls, is controlled by, or is under common control with, the Person specified. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph.

“Closing” has the meaning set forth in Section 2.3(a).

“Common Stock” has the meaning set forth in Section 3.1(d)(i).

“Contribution Agreement” means the Contribution Agreement dated November 12, 2012, between the Company, FlexEnergy, Inc. and FlexEnergy Energy Systems, Inc.

“Company” has the meaning set forth in the introductory paragraph.

“Governmental Authority” means any federal, state, commonwealth or local governmental entity or municipality or subdivision thereof or any authority, ministry, department, commission, board, bureau or instrumentality thereof, or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, or agency or any court, tribunal, or judicial or arbitral body.

“Investors” means, collectively, the New Investor and the Existing Investors.

“Lien” means any mortgage, pledge, hypothecation, right or offers, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than (i) statutory liens for Taxes or other payments that are not yet due and payable; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements which are not violated by the current use or occupancy of any leased real property or the operation of the business of the Company; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (v) statutory purchase money liens.

“Material Adverse Effect” means any change, effect, occurrence, event, state of facts or circumstance that, alone or in conjunction with other changes, effects, occurrences, events, states of facts or circumstances, has had or could reasonably be expected to have a material adverse effect on the condition (financial or other), business, results of operations, properties or assets of the Company.

“Note” means a $500,000 Convertible Note issued by FlexEnergy, Inc. to SAIL on October 15, 2012.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, unincorporated organization or other entity, whether or not a legal entity, or Governmental Authority, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Refund” means a return by FlexEnergy, Inc. to SAIL of $500,000 paid by SAIL to FlexEnergy, Inc. for the purchase of the Note, for which SAIL shall return the Note to FlexEnergy, Inc. for cancellation.

“Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation in the form of Exhibit A.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Shares” means shares of the Company’s Series A Preferred Stock, $0.001 par value per share.

“Series B Shares” means shares of the Company’s Series B Preferred Stock, $0.001 par value per share.

“Series C Shares” means shares of the Company’s Series C Preferred Stock, $0.001 par value per share.

“Series D Shares” means shares of the Company’s Series D Preferred Stock, $0.001 par value per share.

“Shares” means, collectively, the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares.

“Stockholders Agreement” means the Stockholders Agreement in the form of Exhibit B.

“Taxes” means any federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto imposed by the Internal Revenue Service or any governmental agency, board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any tax.

“Transaction Documents” means this Agreement, the Stockholders Agreement, the Restated Certificate and all other agreements, documents, instruments and certificates contemplated hereby.

Article II.
PURCHASE AND SALE OF PREFERRED STOCK

2.1           Restated Certificate. The Company has adopted and filed the Restated Certificate with the Secretary of State of the State of Delaware on or before the date hereof.

2.2           Issuance of Shares for New Cash Investment and Share Cancellation. Subject to the terms and conditions of this Agreement, each Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to each Investor at the Closing the number and series of Shares described in Section 2.3, at the purchase prices described in Section 2.3.

2.3           Closing; Delivery.

(a)          The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures as described below in this Section 2.3 (the “Closing”).

(b)          At the Closing, which shall occur concurrently with the execution of this Agreement, the Company shall deliver to the Investors a certificate representing the Shares being acquired by such Investor against payment of the purchase price therefor either by (i) wire transfer to a bank account designated by the Company pursuant to Section 2.3(d) or (ii) cancellation of the Shares being exchanged by such Investor pursuant to Section 2.3(c), as applicable.

(c)          At the Closing, each of the Existing Investors shall acquire the respective Shares as set forth on Schedule 1, which Shares shall be paid by the surrender and cancellation of the Existing Investor’s Shares owned immediately prior to Closing (and with respect to RNS, its Common Stock owned immediately prior to Closing) (collectively, “Old Shares”) and the surrender of its original certificates representing the Old Shares (“Original Old Share Certificates”) for cancellation, all as illustrated on Schedule 1.

(d)          At the Closing, SAIL shall acquire 2,259,928 Series A Shares for $500,000, which shall be paid by transfer of the Refund amount from the account of FlexEnergy, Inc. to the account of the Company.

Article III.
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company. The Company represents and warrants to the Investors as follows:

(a)          Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

(b)          Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other Person. The Company is not a participant in any joint venture, partnership or similar arrangement.

(c)          Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Documents, and to issue the Shares and the Common Stock issuable upon conversion of the Shares, has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed, and the issuance and delivery of the Shares has been taken. The Transaction Documents constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)          Capitalization. The authorized capital of the Company consists of:

(i)          Twenty-two Million (22,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), 3,728,881 shares of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii)         Thirty-three Million (33,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), of which Fourteen Million (14,000,000) shares have been designated Series A Preferred Stock, Five Million (5,000,000) shares have been designated Series B Preferred Stock, Nine Million One Hundred Thousand (9,100,000) shares have been designated Series C Preferred Stock and Four Million Nine Hundred Thousand (4,900,000) shares have been designated Series D Preferred Stock, none of which are issued and outstanding immediately prior to the Closing except as set forth on Schedule 1 as Old Shares. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law.

(iii)        Schedule 3.1(d)(iii) sets forth the pro forma capitalization of the Company following the transactions contemplated by this Agreement. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, and (B) the rights provided in the Stockholders Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.

3.2           Representations and Warranties of the Investors. Each of the Investors, severally and not jointly, hereby represents and warrants to the Company as follows:

(a)          Authorization. The Investor has full power and authority to enter into the Transaction Documents to which it is a party. The Transaction Documents to which the Investor is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally or (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)          Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement, the Investor hereby confirms, that the Shares to be acquired by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any Shares. The Investor has not been formed for the specific purpose of acquiring Shares.

(c)          Disclosure of Information. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3.1 or the right of the Investors to rely thereon.

(d)          Restricted Securities. The Investor understands that the Shares being acquired by him, her or it have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Shares being acquired by him, her or it are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold those Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify any Shares, or the Common Stock into which they may be converted, for resale. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

(e)          No Public Market. The Investor understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

(f)          Legends. The Investor understands that the Shares being acquired by him, her or it and any securities issued in respect of or exchange for those Shares, may bear one or all of the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Any legend set forth in, or required by, the other Transaction Documents.

Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

(g)          Accredited Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(h)          Exculpation Among Investors. The Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Investor agrees that neither any Investor nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

(i)          Residence. If the Investor is an individual, the Investor resides in the state or province identified in the address of the Investor set forth in Section 5.10; if the Investor is a partnership, corporation, limited liability company or other entity, the office or offices of the Investor in which its principal place of business is identified in the address or addresses of the Investor set forth in Section 5.10.

3.3           Representations and Warranties of the Existing Investors. Each of the Existing Investors, severally with respect to itself only, represents and warrants to the New Investor as follows:

(a)          No Agreements with the Company. Except for the Transaction Documents and the other Agreements and instruments specifically referred to in this Agreement, there is no oral or written contract, agreement or any other transaction between any Existing Investor or any officer, director, employee, stockholder, member or Affiliate thereof, on the one hand, and the Company or any Subsidiary of the Company, on the other hand.

(b)          Stock Holdings. Upon consummation of the transactions contemplated by the Closing and, it will own the capital stock of the Company set forth opposite its name on Schedule 1 of the Stockholders Agreement.

Article IV.
CLOSING DELIVERIES

4.1           Deliveries by the Company. At the Closing, the Company shall, unless delivery of a particular item is waived in writing by the Investors, deliver or cause to be delivered to the Investors the following:

(a)          Restated Certificate. A copy, certified by the Secretary of the State of Delaware, of the Restated Certificate.

(b)          Bylaws. A copy, certified by the secretary of the Company, of the Amended and Restated Bylaws in the form of Exhibit C.

(c)          Board and Stockholder Resolutions. Copies, certified by the secretary of the Company, of resolutions adopted by the board of directors and the stockholders of the Company approving the transactions contemplated by this Agreement, including the spin-off documents referred to in Section 4.1(e).

(d)          Stockholders Agreement. The Stockholders Agreement, executed by a duly authorized executive officer of the Company.

(e)          FPG Spin-off Documents. A Copy of the Contribution Agreement executed by duly authorized executive officers of the Company, FlexEnergy, Inc. and FlexEnergy Energy Systems, Inc.

(f)          Share Certificates. Certificates, executed by duly authorized executive officers of the Company, representing the Shares being acquired at the Closing.

(g)          Refund. Evidence of receipt of transfer by FlexEnergy, Inc. of the Refund amount to the Company’s bank account.

4.2           Deliveries by the Existing Investors. At the Closing, the Existing Investors shall deliver to the Company the following:

(a)          Canceled Certificates. Original Old Share Certificates, surrendered for cancellation, representing payment for the Shares being acquired by an Existing Investor at the Closing.

(b)          Stockholders Agreement. The Stockholders Agreement, executed by a duly authorized representative of each Existing Investor.

4.3           Deliveries by New Investor. At the Closing, the New Investor shall deliver to the Company the following:

(a)          Stockholders Agreement. The Stockholders Agreement, executed by a duly authorized representative of the New Investor.

(b)          Refund. Written authorization from a duly authorized representative of SAIL for the transfer by FlexEnergy, Inc. of the Refund amount to the Company’s bank account.

Article V.
MISCELLANEOUS

5.1           Governing Law. Pursuant to Title 6, Section 2708 of the Delaware Code, the Parties hereby agree that all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or principles of conflict of law, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. In reference to Title 6, Section 2708(c) of the Delaware Code, the parties hereby agree that this Agreement involves more than $100,000.

5.2           Schedules, Addenda and Exhibits. All Schedules, addenda and Exhibits attached to this Agreement, including the Disclosure Schedules, are incorporated herein and shall be part of this Agreement for all purposes.

5.3           Amendments. This Agreement (including this Section 5.3) may be amended only by a writing executed by all of the parties.

5.4           Entire Agreement. The Transaction Documents set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between or among the parties.

5.5           Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party but, except as otherwise provided herein, no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties, and any purported assignment in violation of this Section 5.5 shall be null and void ab initio.

5.6           Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, only pursuant to a writing signed by the party or parties entitled to the term’s or provision’s benefit. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other parties shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other violation of, breach of or default under any other provision of this Agreement. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right.

5.7           Third Parties. Nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give any Person other than the parties any rights or remedies under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties as partners or participants in a joint venture.

5.8           Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement. All references to Articles, Sections, Exhibits or Schedules refer to Articles, Sections, Exhibits or Schedules of this Agreement, unless otherwise stated.

5.9           Interpretation.

(a)          No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

(b)          In this Agreement, unless a clear contrary intention appears:

(i)          the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates;

(ii)         references to “$” shall be to United States dollars;

(iii)        reference to any Person includes such Person’s successors and assigns;

(iv)        “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement;

(v)         “including” means including without limiting the generality of any description preceding such term;

(vi)        references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(vii)       “or” is disjunctive but not necessarily exclusive.

5.10         Notices. Except as otherwise provided for herein, all notices and other communications provided for hereunder shall be in writing (including facsimile communication and electronic mail) and mailed (via registered or certified mail), telecopied, e-mailed or delivered:

To RNS:	RNS Capital Partners 309 Agate Street Laguna Beach, CA 92651 Attention: Thomas R. Denison Telephone: (949) 939-4090 E-mail: thomasdenison@gmail.com

With a copy (which shall not constitute notice) to:	Rutan & Tucker, LLP 611 Anton Boulevard, 14th Floor Costa Mesa, CA 92626 Attention: Gregg Amber Telephone: (714) 641-3425 E-mail: gamber@rutan.com

To the Company:	Flex Power Generation, Inc. 9400 Toledo Way Irvine, CA 92618 Attention: Boris Maslov Email: boris.maslov@fpgen.com

With a copy (which shall not constitute notice) to:	Bryan Cave LLP 3161 Michelson Drive, Suite 1500 Irvine, CA 92612 Attention: Amit Parekh Telephone: (949) 223-7105 E-mail: amit.parekh@bryancave.com

To SAIL:	SAIL Venture Partners II, L.P. 3161 Michelson Drive, Suite 750 Irvine, CA 92612 Attention: Walter Schindler Telephone: (949) 398-5100 E-mail: wschindler@sailcapital.com

With a copy (which shall not constitute notice) to:	Bryan Cave LLP 3161 Michelson Drive, Suite 1500 Irvine, CA 92612 Attention: Amit Parekh Telephone: (949) 223-7105 E-mail: amit.parekh@bryancave.com

To LSF:	Louisiana Sustainability Fund
1441 Canal Street, Suite 324
New Orleans, LA 70112
and
3161 Michelson Drive, Suite 750
Irvine, CA 92612
Attention: Walter Schindler
Telephone: (949) 398-5100
E-mail: wschindler@sailcapital.com

With a copy (which shall not constitute notice) to:	Bryan Cave LLP 3161 Michelson Drive, Suite 1500 Irvine, CA 92612 Attention: Amit Parekh Telephone: (949) 223-7105 E-mail: amit.parekh@bryancave.com

To Decker:	Jay W. Decker 23860 Messina Court Bonita Springs, FL 34134 E-mail: deckerjay@comcast.net

To ESSF:	Energy Special Situations Fund II, L.P. 1801 Patterson Street Houston, TX 77007 Attention: Jon Linker Telephone: (713) 869-0077 E-mail: jlinker@essfunds.com

To EPF:	ESS Participation Fund II, L.P. 1801 Patterson Street Houston, TX 77007 Attention: Jon Linker Telephone: (713) 869-0077 E-mail: jlinker@essfunds.com

With a copy (which shall not constitute notice) to:	Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 Attention: Mark L. Heimlich Telephone: (303) 899-7324 E-mail: mark.heimlich@hoganlovells.com

To McComiskey:	Mark McComiskey 8 Richmond Hill Road Greenwich, CT 06831 E-mail: mmccomiskey@mmccomiskey.com or, as to each party, at such other address as designated by that party in a written notice to the other party. All notices and communications shall be deemed to have been validly served, given or delivered (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending facsimile machine, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service (or the second business day if sent to an address not in the United States), (iv) if sent by registered or certified mail, three business days after deposit thereof in the United States mail, or (v) if sent by electronic mail, one business day after transmission when directed to the appropriate e-mail address (provided that the party giving notice must verify the e-mail address of the recipient prior to transmission).

5.11         Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.12         Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.13         Severability. If any term or other provision of this Agreement is deemed by any court to be violative of law or public policy and therefore invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

5.14         Waiver. Each Investor hereby waives all of his or its respective participation, anti-dilution, pre-emptive, first refusal, first offer, co-sale or any other similar rights that would otherwise be applicable to the transactions contemplated by this Agreement and hereby approves all of the transactions expressly set forth herein.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	FLEX POWER GENERATION, INC.

By:
Boris Maslov, President

RNS:	RNS FLEX, LLC, a Delaware limited liability company

	By:	RNS Management, LLC, its Manager

By
Thomas R. Denison, Manager

SAIL and NEW INVESTOR:	SAIL VENTURE PARTNERS II, LP, a Delaware limited partnership

	By:	SAIL Venture Partners, II, LLC,
Its General Partner

By:
Name:
Title:

LSF:	LOUISIANA SUSTAINABILITY FUND, a Louisiana limited partnership

	By:	SAIL Sustainable Partners of Louisiana, LLC,
its General Partner

By:
Name:
Title:

Decker:
Jay W. Decker

Signature Page to Restructuring Agreement

ESS:	ESS Participation Fund II, L.P.

	By:	Energy Special Situations Fund Management II, LLC
Its: General Partner

By:
Name:
Title:

Energy Special Situations Fund II, L.P.

	By:	Energy Special Situations Fund Management II,
LLC
Its: General Partner

By:
Name:
Title:

McComiskey:
Mark McComiskey

SCHEDULE 1

OLD SHARES AND SHARES

Holder	Old Shares	Shares
RNS Flex, LLC	All Common Shares 2,485,921 shares of Series B 1,242,960 shares of Series B	2,485,921 shares of Series B 1,242,960 shares of Series B

ESS Participation Fund II, LP	63,345 shares of Series B	63,345 shares of Series B

Energy Special Situations Fund II, LP	1,041,509 shares of Series B	1,041,509 shares of Series B

Jay W. Decker	103,580 shares of Series B	103,580 shares of Series B

Mark McComiskey	34,527 shares of Series B	34,527 shares of Series B

SAIL Venture Partners II, L.P.	3,795,618 shares of Series C 2,043,795 shares of Series D	3,795,618 shares of Series C 2,043,795 shares of Series D

Louisiana Sustainability Fund	5,238,443 shares of Series C 2,820,700 shares of Series D	5,238,443 shares of Series C 2,820,700 shares of Series D

EXHIBIT A

FORM OF AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT B

FORM OF STOCKHOLDERS AGREEMENT

EXHIBIT C

FORM OF AMENDED AND RESTATED BYLAWS